Exhibit (h)(1)

ADMINISTRATION AGREEMENT

This Agreement (“Agreement”) is made as of April 16, 2014 by and between CARLYLE SELECT TRUST, a Delaware statutory trust (the “Trust”) on behalf of each series of the Trust listed on Schedule A hereto (each such series and each series made subject to this Agreement in accordance with Section 8 of this Agreement, a “Fund” and together the “Funds”), and CARLYLE SELECT TRUST ADMINISTRATION L.L.C., a Delaware limited liability company (the “Administrator”).

W I T N E S S E T H:

WHEREAS, the Trust is an open-end management investment company that is registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and may issue its shares in one or more series; and

WHEREAS, the Trust desires to retain the Administrator to provide administrative services to the Funds in the manner and on the terms hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to the Funds on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Trust and the Administrator hereby agree as follows:

1.	Duties of the Administrator

(a) Employment of Administrator. The Trust, acting on behalf of each Fund, hereby retains the Administrator to act as administrator of each Fund, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Trustees of the Trust (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such retention and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator and such others shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Trust or a Fund in any way or otherwise be deemed agents of the Trust or a Fund.

(b) Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of each Fund. Without limiting the generality of the foregoing, the Administrator shall provide each Fund with office facilities, equipment and clerical, bookkeeping and record keeping services at such facilities; perform, or oversee the performance of, each Fund’s required administrative services, which will include, among other things, providing assistance in accounting, tax, legal, compliance, operations, and technology; and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of each Fund, maintain relations with custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Board of its performance of its obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Funds as it shall determine to be necessary or desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities and other financial instruments and assets that a Fund should purchase, retain or sell or any other investment advisory services to any Fund. The Administrator shall be responsible for the financial and other records that each Fund is required to maintain under the Investment Company Act and any other applicable laws or regulations, including the Commodity Exchange Act, and shall prepare, print and disseminate reports to shareholders, and reports and other materials filed with the SEC, the National Futures Association (the “NFA”), the Commodity Futures Trading Commission (the “CFTC”) and any other regulatory body or agency to which the Trust or a Fund is subject. In addition, the Administrator will assist each Fund in determining and publishing such Fund’s net asset value and net asset value per share, overseeing the preparation and filing of such Fund’s tax returns, and generally overseeing the payment of such Fund’s expenses and the performance of administrative and professional services rendered to such Fund by others.

(c) For the avoidance of any doubt, the parties agree that the Administrator is authorized to enter into sub-administration agreements as the Administrator determines necessary in order to provide the services set forth in paragraph 1(b) of this Agreement, subject to the prior approval of the Trust on behalf of the applicable Fund(s).

2.	Records

The Administrator agrees to maintain and keep all books, accounts and other records of each Fund that relate to activities performed by the Administrator in respect of such Fund hereunder and will maintain and keep such books, accounts and records in accordance with the Investment Company Act and the SEC’s rules thereunder and any other applicable laws and regulations. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for a Fund shall at all times remain the property of such Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement in respect of the Fund or otherwise on written request. The Administrator further agrees that all records which it maintains for a Fund pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.	Confidentiality

The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4.	Compensation

In full consideration of the provision of the services of the Administrator, each Fund shall pay the Administrator the fees specified on Schedule A hereto. Each Fund will bear all costs and expenses that are incurred in its operation, administration and transactions and not specifically assumed by Carlyle GMS Investment Management L.L.C. (the “Manager”), pursuant to: (A) in the case of Carlyle Enhanced Commodity Real Return Fund, that certain Management Agreement, dated April 16, 2014, by and between the Trust, on behalf of Carlyle Enhanced Commodity Real Return Fund, and the Manager, and (B) in the case of Carlyle Core Allocation Fund, that certain Management Agreement, dated April 16, 2014, by and between the Trust, on behalf of Carlyle Core Allocation Fund, and the Manager, or any other management or other agreement in respect of a Fund pursuant to which the Manager specifically assumes responsibility for costs and expenses of a Fund. Costs and expenses to be borne by each Fund include, but are not limited to, those relating to: management and administrative fees; shareholder service fees; the compensation and expenses of the trustees of the Trust (“Trustees”); registration fees; interest charges; taxes; expenses connected with the execution, recording and settlement of security transactions; fees and expenses of the Funds’ custodian for all services to the Funds, including safekeeping of funds and securities and maintaining required books and accounts; expenses of preparing and mailing reports to shareholders and to government offices and commissions; expenses of meetings of investors and printing of shareholders reports; fees and expenses of the Trust’s independent registered public accounting firm, tax service providers, legal counsel and litigation costs and any transfer agent, registrar or dividend disbursing agent of the Trust; insurance premiums; indemnification payments, pricing services, and expenses of calculating the net asset value of, and the net income on, shares of the Funds.

5.	Limitation of Liability of the Administrator; Indemnification

(a) The Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation its sole member, the Manager to the extent that they are providing services for or otherwise acting on behalf of the Administrator, the Manager, the Trust or a Fund) shall not be liable to a Fund for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for such Fund, and each Fund shall indemnify, defend and protect the

Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation the Manager, each of whom shall be deemed a third party beneficiary hereof) (each, individually, an “Indemnified Party” and collectively, the “Indemnified Parties”) and hold each of them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by any of them in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Trust or its security holders) arising out of or otherwise based upon the performance in good faith of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for such Fund. Each Fund’s indemnification of Indemnified Parties shall, to the extent not in conflict with such insurance policy, be secondary to any and all payment to which any Indemnified Party is entitled from any relevant insurance policy issued to or for the benefit of such Fund and its affiliates or any Indemnified Party. Each Fund’s indemnification of the Indemnified Parties shall also be secondary to any payment pursuant to any other indemnification obligation of any other relevant entity or person, including under any insurance policy issued to or for the benefit of such other entity or person, in all cases, to the extent not in conflict with the applicable other indemnification or insurance contract. In the event of payment by a Fund under this Agreement and pursuant to its indemnification obligations, such Fund shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Parties, including the rights of any Indemnified Party under any insurance policies.

(b) For any claims indemnified by a Fund under Section 5(a) above, to the fullest extent permitted by law, such Fund shall promptly pay expenses (including legal fees and expenses) incurred by any Indemnified Party in appearing at, participating in or defending any action, suit, claim, demand or proceeding in advance of the final disposition of such action, suit, claim, demand or proceeding, including appeals, within 30 days after receipt by the Fund of a statement or statements from the Indemnified Party requesting such advance or advances from time to time. Each Indemnified Party hereby undertakes to repay any amounts advanced on its behalf (without interest) to the extent that it is ultimately determined that the Indemnified Party is not entitled under this Agreement to be indemnified by the Fund. Such undertaking shall be unsecured and accepted without reference to the financial ability of the Indemnified Parties to make repayment and without regard to the Indemnified Parties’ ultimate entitlement to indemnification under the other provisions of this Agreement. No other form of undertaking shall be required of the Indemnified Parties other than the execution of this Agreement.

(c) Notwithstanding the above provisions of Section 5 of this Agreement, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to a Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

6.	Activities of the Administrator

The services of the Administrator to the Funds are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others. It is understood that trustees, officers, employees and shareholders of the Trust or the Funds are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, shareholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and shareholders of the Administrator and its affiliates are or may become similarly interested in the Trust or one or more of the Funds as shareholders or otherwise.

7.	Duration and Termination of this Agreement

(a) This Agreement shall become effective as of the first date above written. The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Administrator shall be entitled to any amounts owed under Section 4 of this Agreement through the date of termination or expiration and Section 5 of this Agreement shall continue in force and effect and apply to the Administrator and its representatives as and to the extent applicable. This Agreement shall continue in effect for two years from the date hereof with respect to each Fund, and thereafter shall continue automatically with respect to such Fund for successive annual periods, provided that such continuance is specifically approved at least annually by:

(i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of such Fund; and

(ii) the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(b) The Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of such Fund, or by the vote of the Board or by the Administrator.

(c) This Agreement may not be assigned by a party without the consent of the other party; provided however, that the rights and obligations of a Fund under this Agreement shall not be deemed to be assigned to a newly-formed entity in the event of the merger of such Fund into, or conveyance of all of the assets of such Fund to, such newly-formed entity; provided further, however, that the sole purpose of that merger or conveyance is to effect a mere change in the legal form of the Trust or such Fund into another limited liability entity. The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

8.	Additional Funds

In the event that any series of the Trust in addition to those listed on Schedule A hereto desires to have the Administrator render services upon the terms hereof, the Trust shall notify the Administrator in writing on behalf of such series. Upon written acceptance by the Administrator, Schedule A shall be revised to add the name of such series and such series of the Trust shall become a Fund hereunder and be bound by all terms and conditions hereof.

9.	Amendments of this Agreement

This Agreement may be amended in respect of a Fund or all Funds pursuant to a written instrument by mutual consent of the relevant parties.

10.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

11.	Entire Agreement

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

12.	Notices

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

CARLYLE SELECT TRUST,
on behalf of each Fund

By:	/s/ Michael J. Petrick
Name:	Michael J. Petrick
Title:	President and Chief Executive Officer

CARLYLE SELECT TRUST ADMINISTRATION L.L.C.

By:	/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Officer

Schedule A

Funds

1.	Carlyle Enhanced Commodity Real Return Fund

2.	Carlyle Core Allocation Fund

Fees

The fee payable to the Administrator by each Fund pursuant to the Agreement shall be calculated based on such Fund’s average daily net assets at the annual rate determined in accordance with the following schedule. Fees shall be computed and accrued daily and paid to the Administrator by each Fund monthly.

Net Assets	Annual Fee Rate
Less than $250 million	0.15%
$250 million – less than $1 billion	0.08%
$1 billion – less than $3 billion	0.05%
$3 billion and greater	0.03%

A-1